Exhibit 99.13

TRADING DATA

Name	Trade Date	Buy/Sell/ Exercise	No. of Shares/ Quantity	Unit Cost	Strike Price	Trade Amount	Security	Expiration Date
Pershing Square, L.P.	January 2, 2018	Sell	432,510	$127.86	N/A	$55,300,729	Common Stock	N/A
Pershing Square International, Ltd.	December 29, 2017	Sell	750,000	$131.27	N/A	N/A	Cash-Settled Total Return Swap	December 29, 2017
Pershing Square Holdings, Ltd.	December 29, 2017	Buy	750,000	$131.27	N/A	N/A	Cash-Settled Total Return Swap	December 2, 2019
Pershing Square Holdings, Ltd.	January 2, 2018	Sell	2,067,490	$127.86	N/A	$264,349,271	Common Stock	N/A